Exhibit 99.1

Precigen Reports Fourth Quarter and Year End 2019 Financial Results

– Company completed series of transactions to support tighter focus on healthcare –

– Quarterly GAAP revenues from continuing operations of $17.0 million and net loss attributable to Precigen of

$169.2 million, of which $95.7 million was from discontinued operations and an additional $33.8 million was for non-cash charges related to continuing operations –

GERMANTOWN, MD, March 2, 2020 – Precigen, Inc. (Nasdaq: PGEN), a biopharmaceutical company specializing in the development of innovative gene and cell therapies to improve the lives of patients, today announced its fourth quarter financial results for 2019.

Recent Business Highlights:

•

The Company announced the appointment of Helen Sabzevari, PhD as President and CEO of Precigen and Randal J. Kirk as Executive Chairman effective as of January 1, 2020. The Company also changed its name to Precigen, Inc. from Intrexon Corporation and its Nasdaq stock symbol to PGEN from XON effective February 1, 2020;

•

The Company closed sales of a number of its assets for an aggregate of $65.2 million and sold $35 million of its common stock in January 2020, thereby alleviating the going concern qualification associated with its 2019 consolidated financial statements as well as further streamlining corporate focus;

•	The Company sold its ownership stake in AquaBounty Technologies, Inc. (Nasdaq: AQB) in October 2019 for proceeds of $21.6 million;

•

Precigen announced that the US Food and Drug Administration (FDA) granted orphan drug designation (ODD) to PRGN-3006, a first-in-class investigational therapy using Precigen’s non-viral UltraCAR-T™ therapeutic platform for patients with relapsed or refractory acute myeloid leukemia (AML) and higher risk myelodysplastic syndromes (MDS) (clinical trial identifier: NCT03927261);

•

Precigen ActoBio, Inc., a wholly-owned subsidiary of Precigen, collaboration partner Oragenics, Inc. (NYSE American: OGEN) completed enrollment in the Phase 2 trial of AG013, an easy to use oral rinsing system designed to prevent and treat oral mucositis; and

•

Triple-Gene LLC, a majority-owned subsidiary of Precigen, completed the Phase 1 trial enrollment and reported preliminary data of its investigational multigenic gene therapy INXN-4001 for the treatment of heart failure.

Fourth Quarter 2019 Financial Highlights:

•	Total revenues from continuing operations of $17.0 million;

•

Net loss of $169.2 million attributable to Precigen, or $(1.09) per basic share, of which $95.7 million was from discontinued operations and an additional $33.8 million was for non-cash charges related to continuing operations; and

•	Cash, cash equivalents, and short-term investments for continuing operations totaled $75.1 million at December 31, 2019.

Full Year 2019 Financial Highlights:

•	Total revenues from continuing operations of $90.7 million;

•

Net loss of $322.3 million attributable to Precigen, or $(2.09) per basic share, of which $116.2 million was from discontinued operations and an additional $70.4 million was for non-cash charges related to continuing operations.

“I am confident that we will make important advances this year in our mission to improve patient care through innovative gene and cell therapies,” said Dr. Sabzevari. “We enter 2020 with cash resources that we believe are sufficient for us to deliver on several value-creating milestones during the year across our clinical pipeline. At the same time, we are laser-focused on aligning our portfolio, streamlining operations and maximizing organizational structures to improve operational efficiency going forward.”

Fourth Quarter 2019 Financial Results Compared to Prior Year Period

Total revenues decreased $24.2 million from the quarter ended December 31, 2018. Collaboration and licensing revenues decreased $24.6 million, or 103%, from the quarter ended December 31, 2018 primarily due to the reacquisition of rights previously licensed to some of Precigen’s collaborators in the second half of 2018 and the result of which eliminated or substantially reduced revenues previously generated from those collaborations. Additionally, collaboration and licensing revenues from collaborations with other collaborators decreased due to lower demand for research and development services in the current year period.

Research and development expenses decreased $252.2 million, or 92%. The 2018 amounts include a $228.0 million expense related to in-process research and development reacquired from former collaborators. Selling, general and administrative (SG&A) expenses increased $6.3 million, or 28% which was primarily attributable to increased compensation expenses related to performance and retention incentives for SG&A employees, partially offset by (i) decreased share-based compensation expense which arose primarily from the departure of former employees during the first half of the current year; and (ii) fewer legal fees associated with the Company’s Trans Ova subsidiary. The Company also recorded a $29.6 million goodwill impairment charge in the fourth quarter of 2019 related to its Trans Ova subsidiary.

Full Year 2019 Financial Results Compared to Prior Year Period

Total revenues decreased $60.5 million from the year ended December 31, 2018. Collaboration and licensing revenues decreased $55.5 million, or 80%, from the year ended December 31, 2018 primarily due to the reacquisition of rights previously licensed to some of Precigen’s collaborators in the second half of 2018 and the result of which eliminated or substantially reduced revenues previously generated from those collaborations. Additionally, in 2018, the Company recognized additional revenues from the acceleration of previously deferred revenue upon mutual termination of certain collaborations. Product revenues decreased $4.7 million, or 17%, primarily due to lower customer demand in the beef and dairy industries resulting in fewer sales of pregnant cows and calf products. Gross margin on products also declined in the current period as a result of fewer products sold.

Research and development expenses decreased $264.4 million, or 72%. The 2018 amounts include $236.7 million of expenses related to in-process research and development reacquired from former collaborators. SG&A expenses decreased $24.9 million, or 20%. SG&A salaries, benefits, and other personnel costs decreased $14.9 million primarily due to decreased share-based compensation expense as a result of the reversal of previously recognized expense for unvested options granted to former employees as well as the conclusion of the vesting period for other previously granted stock options. Legal and professional fees decreased $6.1 million primarily due to fewer legal fees associated with the Company’s Trans Ova subsidiary. The Company also recorded a $29.6 million goodwill impairment charge in the fourth quarter of 2019 related to its Trans Ova subsidiary.

Conference Call and Webcast

Precigen will host a conference call today Monday March 2nd at 5:30 PM ET to discuss the results and provide a general business update. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US), 1-866-284-3684 (Canada), and 1-412-317-6061 (International) and providing the number 4230814 to join the Precigen Conference Call. Participants may also access the live webcast through Precigen’s website in the Events section at https://investors.precigen.com/press-events/event-calendar.

Precigen: Advancing Medicine with Precision™

Precigen (Nasdaq: PGEN) is a dedicated discovery and clinical stage biopharmaceutical company advancing the next generation of gene and cell therapies using precision technology to target urgent and intractable diseases in our core therapeutic areas of immuno-oncology, autoimmune disorders, and infectious diseases. Our technologies enable us to find innovative solutions for affordable biotherapeutics in a controlled manner. Precigen operates as an innovation engine progressing a preclinical and clinical pipeline of well-differentiated unique therapies toward clinical proof-of-concept and commercialization. For more information about Precigen, visit www.precigen.com or follow us on Twitter @Precigen and LinkedIn.

Trademarks

Precigen, UltraCAR-T, and Advancing Medicine with Precision are trademarks of Precigen and/or its affiliates. Other names may be trademarks of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and projections about future events and generally relate to plans, objectives, and expectations for the development of the Company’s business, including the timing and progress of preclinical and clinical trials and discovery programs, the promise of the Company’s portfolio of therapies, the Company’s refocus to a healthcare-oriented business, and its continuing evaluation of options for the Company’s non-healthcare businesses. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For further information on potential risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For more information, contact:

Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (301) 556-9850 investors@precigen.com	Corporate Contact: Marie Rossi, PhD Vice President, Communications Tel: +1 (301) 556-9850 press@precigen.com

Precigen, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$65,793	$96,876
Restricted cash	—	6,987
Short-term investments	9,260	119,614
Equity securities	—	384
Receivables
Trade, net	20,650	21,179
Related parties, net	600	4,129
Other, net	4,978	1,257
Inventory	16,097	20,575
Prepaid expenses and other	6,444	5,327
Current assets held for sale	110,821	9,155

Total current assets	234,643	285,483
Equity securities, noncurrent	—	640
Property, plant and equipment, net	60,969	86,896
Intangible assets, net	68,346	88,962
Goodwill	63,754	93,627
Investments in affiliates	1,461	2,139
Right-of-use assets	25,228	—
Other assets	1,362	2,069
Noncurrent assets held for sale	—	156,361

Total assets	$455,763	$716,177

Current liabilities
Accounts payable	$5,917	$11,973
Accrued compensation and benefits	14,091	9,955
Other accrued liabilities	12,049	19,005
Deferred revenue	5,697	11,088
Lines of credit	1,922	466
Current portion of long-term debt	31,670	479
Current portion of lease liabilities	4,182	—
Related party payables	51	256
Current liabilities held for sale	47,333	8,340

Total current liabilities	122,912	61,562
Long-term debt, net of current portion	186,321	211,216
Deferred revenue, net of current portion	48,136	46,728
Lease liabilities, net of current portion	23,849	—
Deferred tax liabilities, net	2,834	3,856
Other long-term liabilities	—	3,135
Long-term liabilities held for sale	—	10,958

Total liabilities	384,052	337,455

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,752,048	1,722,012
Accumulated deficit	(1,652,869)	(1,330,545)
Accumulated other comprehensive loss	(27,468)	(28,612)

Total Precigen shareholders’ equity	71,711	362,855
Noncontrolling interests	—	15,867

Total equity	71,711	378,722

Total liabilities and total equity	$455,763	$716,177

Precigen, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share data)	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
Collaboration and licensing revenues	$(658)	$23,947	$14,059	$69,540
Product revenues	5,297	4,974	23,780	28,486
Service revenues	12,096	12,040	51,803	52,419
Other revenues	267	231	1,080	733

Total revenues	17,002	41,192	90,722	151,178

Operating Expenses
Cost of products	7,800	7,531	31,930	35,087
Cost of services	7,611	6,462	29,471	27,589
Research and development	21,035	273,229	101,879	366,248
Selling, general and administrative	28,358	22,089	100,844	125,751
Impairment loss	30,184	—	30,810	—

Total operating expenses	94,988	309,311	294,934	554,675

Operating loss	(77,986)	(268,119)	(204,212)	(403,497)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities and preferred stock, net	5,221	(2,255)	8,291	(28,273)
Interest expense	(4,542)	(4,307)	(17,666)	(8,473)
Interest and dividend income	603	1,758	3,871	19,017
Other income (expense), net	2,774	(65)	3,445	470

Total other income (expense), net	4,056	(4,869)	(2,059)	(17,259)
Equity in net loss of affiliates	(473)	(913)	(2,416)	(8,986)

Loss from continuing operations before income taxes	(74,403)	(273,901)	(208,687)	(429,742)
Income tax benefit (expense)	905	(686)	930	15,425

Loss from continuing operations	$(73,498)	$(274,587)	$(207,757)	$(414,317)
Loss from discontinued operations, net of income tax benefit	(95,717)	(67,135)	(116,159)	(100,389)

Net loss	$(169,215)	$(341,722)	$(323,916)	$(514,706)
Net loss attributable to the noncontrolling interests	—	1,257	1,592	5,370

Net loss attributable to Precigen	$(169,215)	$(340,465)	$(322,324)	$(509,336)

Amounts Attributable to Precigen
Net loss from continuing operations attributable to Precigen	$(73,498)	$(273,330)	$(206,165)	$(408,947)
Net loss from discontinued operations attributable to Precigen	(95,717)	(67,135)	(116,159)	(100,389)

Net loss attributable to Precigen	$(169,215)	$(340,465)	$(322,324)	$(509,336)

Net Loss per Share
Net loss from continuing operations attributable to Precigen per share, basic and diluted	$(0.47)	$(2.08)	$(1.34)	$(3.16)
Net loss from discontinued operations attributable to Precigen per share, basic and diluted	(0.62)	(0.51)	(0.75)	(0.77)

Net loss attributable to Precigen per share, basic and diluted	$(1.09)	$(2.59)	$(2.09)	$(3.93)

Weighted average shares outstanding, basic and diluted	155,230,741	131,532,851	154,138,774	129,521,731